Exhibit 4.1

Stockholder Waiver for Series A Preferred Stock

September [●], 2024

ELECTRONIC MAIL

PureCycle Technologies, Inc.
4651 Salisbury Road, Suite 400
(877) 648-3565
Attention: Brad Kalter, General Counsel and Corporate Secretary

Dear Mr. Kalter:

Reference is made to that certain (i) Certificate of Designations of Series A Preferred Stock of PureCycle Technologies, Inc., dated September 16, 2024 (the “Certificate of Designations”), establishing the terms of the shares of Series A Preferred Stock, par value $0.001 (the “Series A Preferred Stock”), of PureCycle Technologies Inc. (the “Company”), and (ii) Subscription Agreement, dated September 11, 2024 (the “Subscription Agreement”), by and between the Company and the undersigned. The undersigned (the “Holder”) is the holder of record of [●] shares of Series A Preferred Stock. Capitalized terms used herein shall have the meanings set forth in the Certificate of Designations.

The Holder hereby (i) irrevocably and unconditionally waives (and consents to such waiver for purposes of Section 12 of the Certificate of Designations) (a) the right of the holders of Series A Preferred Stock to elect to be paid in Common Securities or a combination of cash and Common Securities upon redemption of the shares of Series A Preferred Stock pursuant to Sections 6(a)-(c) of the Certificate of Designations, (b) the right of the holders of Series A Preferred Stock to elect a PIK Return to be paid in kind in PIK Shares pursuant to Section 4(b) of the Certificate of Designations, and (c) the right of the holders of Series A Preferred Stock to receive, pursuant to Section 4 of the Certificate of Designations, a PIK Return Amount for each share of Series A Preferred Stock on the first three PIK Return Dates of each one-year period following the Issue Date, such that each holder of Series A Preferred Stock shall receive a PIK Return Amount for each share of Series A Preferred Stock held by such holder only on the fourth PIK Return Date of each one-year period following the Issue Date, and such PIK Return Amount shall be the entire PIK Return Amount due on such shares of Series A Preferred Stock with respect to the one-year period preceding such PIK Return Date; and (ii) irrevocably and unconditionally waives (and such consents to such waiver for purposes of Section 7.5 of the Subscription Agreement) the Holder’s right to require the Company to register any Preferred Stock Common Shares (as defined in the Subscription Agreement) underlying the Holder’s shares of Series A Preferred Stock on a Registration Statement (as defined in the Subscription Agreement) pursuant to Section 5 of the Subscription Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned executes this Waiver as of the date first written above.

[●]

[By: [●]]

By:

Name: [●]

Title: [●]

[Signature Page to Waiver (2024 Financing)]